Exhibit 10.8

MAGUIRE PROPERTIES, INC.

355 SOUTH GRAND AVE., SUITE 3300

LOS ANGELES, CALIFORNIA 90071

May 17, 2008

Mr. Christopher C. Rising

555 S. Flower Street, Suite 3200

Los Angeles, CA 90071

Re:	EMPLOYMENT TERMS

Dear Christopher:

Maguire Properties, Inc. (the “REIT”) and Maguire Properties, L.P. (the “Operating Partnership” and together with the REIT, the “Company”) are pleased to offer you the position of Senior Vice-President of the REIT and the Operating Partnership on the terms and conditions set forth in this letter (the “Letter”), effective as of May 17, 2008 (the “Effective Date”):

1. POSITION, DUTIES AND RESPONSIBILITIES. As of the Effective Date, you will be employed as Senior Vice-President of the REIT and the Operating Partnership. In the capacity of Senior Vice President, you will have such duties and responsibilities as are normally associated with such position. Your duties may be changed from time to time by the Company, consistent with your position. You will report to the Chief Executive Officer of the Company (the “CEO”) or an Executive Vice President of the Company designated by the CEO, and will work at the Company’s principal offices located in downtown Los Angeles, except for travel to other locations as may be necessary to fulfill your responsibilities. At the Company’s request, you will serve the Company and/or its subsidiaries and affiliates in other capacities in addition to the foregoing consistent with your position as Senior Vice-President of the REIT and the Operating Partnership. In the event that you serve in any one or more of such additional capacities, your compensation will not be increased beyond that specified in this Letter. In addition, in the event your service in one or more of such additional capacities is terminated, your compensation, as specified in this Letter, will not be diminished or reduced in any manner as a result of such termination for so long as you otherwise remain employed under the terms of this Letter. Further, it shall not be a violation of this Section 1 for you to fulfill and wind down your obligations to Rising Realty Partners, LLC, and Hamilton Capital Partners, LLC, during the 90 day period following the Effective Date or to consummate any transactions negotiated during such 90-day period, so long as such activities do not materially interfere or conflict with the performance of your duties or responsibilities under this Agreement.

2. BASE SALARY. During your employment with the Company, the Company will pay you a base salary (the “Base Salary”) of $325,000 per year, less payroll deductions and all required withholdings, payable in accordance with the Company’s normal payroll practices and prorated for any partial month of employment. Your Base Salary may be subject to increase pursuant to the Company’s policies as in effect from time to time.

3. ANNUAL BONUS. In addition to the Base Salary set forth above, you will be eligible to participate in the Company’s incentive bonus plan applicable to similarly situated executives of the Company. The amount of your annual bonus (the “Annual Bonus”) will be based on the attainment of performance criteria established and evaluated by the Company in accordance with the terms of such bonus plan as in effect from time to time, provided that, subject to the terms of such bonus plan, your target Annual Bonus will be 75% of your Base Salary for such year, and your maximum Annual Bonus will be 150% of your Base Salary for such year.

4. RESTRICTED STOCK UNIT AWARD. The Company shall, on the Effective Date, grant you 79,250 restricted stock units with dividend equivalent rights (the “RSUs”), which shall be subject to time-based vesting, under the Second Amended and Restated 2003 Incentive Award Plan of Maguire Properties, Inc., Maguire Properties Services, Inc. and Maguire Properties, L.P. (the “Incentive Plan”). Consistent with the foregoing, the terms and conditions of the RSUs shall be set forth in an award agreement (the “RSU Agreement”) substantially in the form attached hereto as Exhibit A, to be entered into by the Company and you concurrently herewith and together shall evidence the grant of the RSUs. Subject to this Section 4, the RSUs shall be governed in all respects by the terms of the Incentive Plan and the RSU Agreement.

5. PERFORMANCE-BASED EQUITY AWARD. Subject to approval by the Compensation Committee of the Board of Directors of the REIT (the “Board”), as soon as practicable following the Company’s establishment of a new long-term equity-based incentive compensation program under the Incentive Plan, the Company shall grant you an award under such program which shall be subject to performance-based vesting. The size and other terms and conditions of such award shall be determined by the Compensation Committee of the Board in consultation with the Chief Executive Officer of the Company, and shall be commensurate with the size, terms and conditions of similar awards granted to similarly situated executives of the Company.

6. BENEFITS AND VACATION. You will be eligible to participate in all incentive, savings and retirement plans, practices, policies and programs maintained or sponsored by the Company from time to time which are applicable to other similarly situated executives of the Company, subject to the terms and conditions thereof. Without limiting the Company’s discretion with respect to your participation in the Company’s incentive plans, the size and/or terms of any equity-based award(s) that may be granted to you under such plans may take into consideration your grant of RSUs described above. You will also be eligible for standard benefits, such as medical insurance, sick leave, vacations and holidays to the extent applicable generally to other similarly situated executives of the Company.

7. COMPENSATION GROSS-UP. The amount of compensation payable to you pursuant to Sections 2, 3, 4 and 5 above will be “grossed up” as necessary (on an after-tax basis) to compensate for any additional social security withholding taxes due as a result of your shared employment by the Operating Partnership, the REIT and, if applicable, any subsidiary and/or affiliate thereof. To the extent that any payments provided to you under this Section 7 are deemed to constitute compensation to you, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any payments that constitute compensation in one year shall not affect the amount of payments constituting compensation that are eligible for payment or reimbursement in any subsequent year, and your right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.

8. CONFIDENTIAL INFORMATION AND NON-SOLICITATION.

(a) You shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the REIT, the Operating Partnership, Maguire Services, Inc., a Maryland corporation, and their respective subsidiaries and affiliates (collectively, the “Maguire Group”), and each of their respective businesses, which shall have been obtained by you during your employment by the Company and which shall not be or become public knowledge (other than by acts by you or your representatives in violation of this Letter). After termination of your employment with the Company, you shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data, including but not limited to customer information and trade secrets of the Maguire Group, to anyone other than the Company and those designated by it; provided, that if you receive actual notice that you are or may be required by law or legal process to communicate or divulge any such information, knowledge or data, you shall promptly so notify the Company; and provided, further, that the information, knowledge or data subject to this Section 8(a) shall not include information, knowledge or data which becomes available to you following the Date of Termination from a source other than the Company (provided, that such source is not known by you to be subject to another confidentiality agreement with, or other obligation of confidentiality or secrecy to, the Company). You further agree that, upon termination of your employment, you will not receive or remove from the files or offices of the Maguire Group any originals or copies of documents or other materials maintained in the ordinary course of business of the Maguire Group, and that you will return any such documents or materials otherwise in your possession.

(b) While employed by the Company and, for two (2) years after the Date of Termination, you shall not directly or indirectly solicit, induce, or encourage any employee, consultant, agent, customer, vendor, or other parties doing business with any member of the Maguire Group to terminate their employment, agency, or other relationship with the Maguire Group or such member or to cease to render services for or to transfer their business from the Maguire Group or such member and you shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity; provided, however, that in the event of (i) a termination of your employment by the Company without Cause or by you for Good Reason, (ii) a termination of your employment following a Change in Control, or (iii) a termination of your employment on or within 10 days following the date on which Nelson C. Rising’s employment with the Company is terminated by reason of the expiration of the Employment Period (as defined in that certain Employment Agreement, dated as of May 17, 2008, between Maguire Properties, Inc., Maguire Properties, L.P. and Nelson C. Rising (the “NCR Employment Agreement”)), the post-termination restrictions set forth in this Section 8(b) shall only apply with respect to employees of, and consultants who were, within the 2 years immediately prior to the Date of Termination, employees of, the Maguire Group and shall not apply with respect to any consultant (other than a consultant who was, within the 2 years immediately prior to the Date of Termination, an employee of the Maguire Group), agent, customer, vendor or other parties doing business with any member of the Maguire Group. Notwithstanding anything herein to the contrary, this Section 8(b) shall not apply with respect to Nelson C. Rising and Douglas J. Gardner and each of their executive and/or administrative assistants, and your executive and/or administrative assistants.

(c) In no event shall an asserted violation of the provisions of this Section 8 constitute a basis for deferring or withholding any amounts otherwise payable to you under this Agreement. However, in recognition of the facts that irreparable injury will result to the Company in the event of a breach by you of your obligations under Sections 8(a) and (b) hereof, that monetary damages for such breach would not be readily calculable, and that the Company would not have an adequate remedy at law therefor, you acknowledge, consent and agree that in the event of such breach, or the threat thereof, the Company shall be entitled, in addition to any other legal remedies and damages available, to specific performance thereof and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by you.

9. AT-WILL EMPLOYMENT. Your employment with the Company is “at-will,” and either you or the Company may terminate your employment for any reason whatsoever (or for no reason) by giving 30 days prior written notice of such termination to the other party. This at-will employment relationship cannot be changed except in a writing signed by you and an authorized representative of the Company.

10. TERMINATION OF EMPLOYMENT WITHOUT CAUSE OR FOR GOOD REASON.

(a) Severance Payment. Subject to Section 10(b) below, if, during the period of your employment with the Company, you incur a “separation from service” from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”) by reason of (1) a termination of your employment by the Company without Cause (as defined below), or (2) a termination of your employment by you for Good Reason (as defined below), then, in addition to any other amounts payable to you through the date of termination of your employment, including without limitation under the RSU Agreement, the Company will pay you a lump-sum cash severance payment within 60 days after the date of your Separation from Service (such date, the “Date of Termination”) in an amount equal to the sum of (x) your Base Salary in effect on the Date of Termination plus (y) the Annual Bonus earned by you (regardless of whether such amount was paid out on a current basis or deferred) for the fiscal year of the Company immediately preceding the Date of Termination or the target Annual Bonus for the fiscal year of the Company in which the Date of Termination occurs, whichever is greater.

Notwithstanding the foregoing, in no event shall you or your estate or beneficiaries be entitled to any such payments set forth in Sections 10(a)(x) and (y) hereof upon any termination of your employment by reason of your total and permanent disability or your death. You shall not be required to mitigate the amount of any severance that may be payable to you under this Section 10(a) by seeking other employment following a termination of your employment with the Company. Notwithstanding the foregoing, it shall be a condition to the your right to receive the amounts provided for in Sections 10(a)(x) and (y) above that you execute and deliver to the Company a release of claims in substantially the form attached hereto as Exhibit B (the “Release”) within twenty-one (21) days following the Date of Termination and that you not revoke such release within seven (7) days thereafter.

(b) Six-Month Delay. Notwithstanding anything to the contrary in this Letter, no compensation or benefits, including without limitation any severance payments or benefits payable under Section 10 hereof, shall be paid to you during the 6-month period following your “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code) if the Company determines that paying such amounts at the time or times indicated in this Letter would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of your death), the Company shall pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such period.

(c) Definitions of Cause and Good Reason. For purposes of this Letter:

(i) “Cause” shall mean:

(A) your willful and continued failure to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after you provide notice to the Company of your intention to terminate your employment for Good Reason), after a written demand for substantial performance is delivered to you by the Company, which demand specifically identifies the manner in which the Company believes that you have not substantially performed your duties;

(B) your willful commission of an act of fraud or dishonesty resulting in economic or financial injury to the Company or its subsidiaries or affiliates;

(C) your conviction of, or entry by you of a guilty or no contest plea to, the commission of a felony or a crime involving moral turpitude;

(D) a willful breach by you of your fiduciary duty to the Company which results in economic or other injury to the Company or its subsidiaries or affiliates; or

(E) your willful and material breach of your covenants set forth in Section 8 above.

For purposes of this provision, no act or failure to act on your part will be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company.

(ii) “Good Reason” shall mean a termination of the employment of Nelson C. Rising either (A) by the Company without “Cause” or (B) by Mr. Rising for “Good Reason” (as each such term is defined in the NCR Employment Agreement), provided that, not later than the 30th day following Mr. Rising’s termination (or, if later than such 30th day, not later than the date that is the 15th day following the date on which the Company, in response to a request submitted by you within 15 days following Mr. Rising’s termination, acknowledges that Mr. Rising has either been terminated without “Cause” or has terminated for “Good Reason”), you provide written notice to the Company that you wish to terminate employment for Good Reason.

11. ARBITRATION. Except as set forth in Section 8 above, any disagreement, dispute, controversy or claim arising out of or relating to this Letter or the interpretation of this Letter or any arrangements relating to this Letter or contemplated in this Letter or the breach, termination or invalidity thereof shall be settled by final and binding arbitration administered by JAMS/Endispute in Los Angeles, California in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes. In the event of such an arbitration proceeding, you and the Company shall select a mutually acceptable neutral arbitrator from among the JAMS/Endispute panel of arbitrators. In the event you and the Company cannot agree on an arbitrator, the Administrator of JAMS/Endispute will appoint an arbitrator. Neither you nor the Company nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state of California, or federal law, or both, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgment upon the award may be entered in any court having jurisdiction thereof.

12. COMPANY RULES AND REGULATIONS. As an employee of the Company, you agree to abide by Company rules and regulations as set forth in the Company’s Employee Handbook or as otherwise promulgated.

13. PAYMENT OF FINANCIAL OBLIGATIONS. The payment or provision to you by the Company of any remuneration, benefits or other financial obligations pursuant to this Letter will be allocated to the Operating Partnership, the REIT and, if applicable, any subsidiary and/or affiliate thereof in accordance with the Employee Sharing and Expense Allocation Agreement, by and between the REIT, the Operating Partnership, and Maguire Services, Inc., as in effect from time to time; provided, that the Operating Partnership and the REIT shall be jointly and severally liable for such obligations.

14. CODE SECTION 409A. Certain payments and benefits under this Letter are intended to be exempt from the application of Section 409A, while other payments hereunder may constitute “nonqualified deferred compensation” within the meaning of Section 409A, the payment of which is intended to comply with Section 409A. To the extent applicable, this Letter shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Letter to the contrary, if the Company determines that any compensation or benefits payable under this Letter may be subject to Section 409A of the Code and related Department of Treasury guidance, the Company may, with your prior written consent, adopt such amendments to this Letter or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Letter from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

15. WITHHOLDING. The Company may withhold from any amounts payable under this Letter such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

16. ENTIRE AGREEMENT. As of the Effective Date, this Letter and the employment terms set forth herein (together with the RSU Agreement and the Indemnification Agreement (as defined below)) constitute the final, complete and exclusive agreement between you and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, between the parties concerning the subject matter hereof. This letter may not be modified unless in writing and signed by both you and a duly authorized representative of the Company. The parties hereby acknowledge that in connection with the execution of this Agreement, they are entering into an Indemnification Agreement (the “Indemnification Agreement”), substantially in the form attached hereto as Exhibit C, which shall become effective as of the Effective Date.

17. CHOICE OF LAW. This Letter (including any claim or controversy arising out of or relating to this Letter) shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of California (without regard to conflict of law principles that would result in the application of any law other than the law of the State of California).

18. PROOF OF RIGHT TO WORK. As required by law, this offer of employment is subject to satisfactory proof of your right to work in the United States.

19. NOTICES. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to you: at your most recent address on the records of the Company

If to the REIT or the Operating Partnership:

Maguire Properties, Inc.

Attn: General Counsel

with a copy to:

Latham & Watkins

633 West Fifth Street, Suite 4000

Los Angeles, CA 90071

Attn: Julian Kleindorfer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

20. COUNTERPARTS. This Letter and any agreement referenced herein may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

Please confirm your agreement to the foregoing by signing and dating the enclosed duplicate original of this Letter in the space provided below for your signature and returning it to the Company. Please retain one fully-executed original for your files.

Sincerely,

MAGUIRE PROPERTIES, INC., a Maryland corporation

By:	/s/ WALTER L. WEISMAN
Name:	Walter L. Weisman
Title:	Director

MAGUIRE PROPERTIES, L.P., a Maryland limited partnership

By:	Maguire Properties, Inc.
Its:	General Partner

By:	/s/ WALTER L. WEISMAN
Name:	Walter L. Weisman
Title:	Director

Accepted and Agreed,
this 17th day of May, 2008.

By:	/s/ CHRISTOPHER C. RISING
Christopher C. Rising

Signature Page to Employment Agreement (CCR)